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                                                                    Exhibit 21.1

The Company has the following wholly owned subsidiaries:

         Whitehall Quality Homes, Inc.
         Whitehall Homes at Edgewater Moorings, Inc.
         Whitehall Homes at Miramar, Inc.
         Whitehall Homes at World Golf, Inc.
         Whitehall Homes at Grand Haven, Inc.